UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 30, 2019

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” AT&T is a holding company whose subsidiaries and affiliates operate worldwide in the telecommunications, media and technology industries.

Overview
We announced on January 30, 2019 that fourth-quarter 2018 net income attributable to AT&T totaled $4.9 billion, or $0.66 per diluted share. Fourth-quarter 2018 income per diluted share included amounts netting to $1.4 billion, or $(0.20) per share, resulting from the following significant items: $(0.25) per diluted share for the amortization of merger-related intangible assets, and a combined $(0.02) per diluted share for tax-related items, merger and integration costs and other items and $0.07 per diluted share for noncash gains for the annual adjustment related to pension and postemployment benefit accounting. The results compare with a reported net income attributable to AT&T of $19.0 billion, or $3.08 per diluted share, in the fourth quarter of 2017, which included the impact of the Tax Cuts and Jobs Act. For the full year 2018, net income attributable to AT&T was $19.4 billion versus $29.5 billion in 2017; earnings per diluted share were $2.85 compared with $4.76 for 2017. Results in 2018 reflect our acquisition of Time Warner Inc. (Time Warner), favorable impacts from U.S. corporate tax reform and new revenue accounting rules.

Fourth-quarter 2018 revenues were $48.0 billion, up 15.2 percent from the fourth quarter of 2017, and full-year 2018 revenues were $170.8 billion, up 6.4 percent from the previous full year. Fourth-quarter and full-year 2018 revenues reflect increased revenues primarily from our acquisition of Time Warner. These increases were partially offset by our adoption of a new revenue accounting standard, including the netting of approximately $980 million Universal Service Fund (USF) fees in the fourth quarter and declines in legacy wireline revenues, wireless equipment sales and video services. Compared with results for the fourth quarter of 2017, current year operating expenses were $41.8 billion, up 3.6 percent and full-year 2018 operating expenses were $144.7 billion, up 2.9 percent from the previous full year; fourth-quarter operating income was $6.2 billion compared to $1.3 billion in the comparable 2017 period, and full-year 2018 operating income was $26.1 billion, up 30.7 percent from the full-year 2017; and AT&T’s fourth-quarter operating income margin was 12.8 percent, compared to 3.1 percent, and full-year 2018 operating income margin was 15.3 percent compared to 12.4 percent. For the full year, cash from operating activities was $43.6 billion, up $5.6 billion when compared to 2017, driven by contributions from acquired businesses; lower cash tax payments in 2018 of $2.4 billion and lower voluntary employee-related payments of $0.6 billion; and continued working capital focus, including extension of vendor payment terms with major suppliers per our previously disclosed strategy, resulting in $1.6 billion of accounts payable increase offset by $1.2 billion of receivable timing pressure.

We reported a net gain of 3.8 million North American wireless subscribers in the fourth quarter of 2018, of which 2.8 million were domestic. At December 31, 2018, our North American wireless customer base was approximately 171.3 million compared to 156.3 million in the prior year, and our domestic wireless subscribers totaled 153.0 million compared to 141.2 million. During the fourth quarter, net adds in North America were as follows:
●	Branded net adds (combined postpaid and prepaid) were 1.0 million, of which 39,000 were domestic.
o	Prepaid subscriber net adds were 1.0 million, of which 26,000 were domestic.
o	Postpaid subscriber net adds were a loss of 4,000, including a domestic increase of 13,000.
●	Total domestic postpaid tablet and computing device net adds were a loss of 410,000.
●	Reseller net adds were a loss of 399,000, with a loss of 438,000 net adds in the U.S.
●	Connected device net adds were 3.2 million, 2.1 million of which were primarily attributable to wholesale connected cars.

We offer subscribers the choice to purchase devices on installment (AT&T Next) or to bring their own device (BYOD). During the fourth quarter of 2018, we sold 4.7 million smartphones under our AT&T Next program and had BYOD gross adds of 531,000. Sales under our equipment installment programs represented nearly 83 percent of all postpaid smartphone gross adds and upgrades, essentially consistent with the prior year. At December 31, 2018, about 52 percent of the postpaid smartphone base is on AT&T Next, slightly lower than the prior year.

At December 31, 2018, we had 38.4 million video subscribers (including 1.6 million DIRECTV NOW) compared with 38.9 million at December 31, 2017. Including losses from our over-the-top (OTT) video service, DIRECTV NOW, total net video subscribers decreased by 462,000 in the fourth quarter of 2018, of which 660,000 were in the U.S. (including Entertainment Group and Business Wireline subscribers).

Our total broadband connections were 15.7 million at both December 31, 2018 and 2017. During the fourth quarter, we added 7,000 IP broadband subscribers, for a total of 14.8 million at December 31, 2018. Total broadband net adds were a loss of 46,000 in the quarter.

At December 31, 2018, our total switched access lines were 10.0 million compared with 11.8 million at December 31, 2017. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) decreased by 557,000 in the quarter, totaling 5.1 million at December 31, 2018, compared to 5.7 million at December 31, 2017.

Segment Summary
During the third-quarter of 2018, we announced that, following our June 14, 2018 acquisition of Time Warner, and effective beginning with the quarter ended September 30, 2018, we revised our operating segments to align with the new management structure and organizational responsibilities. Our reportable segments are: Communications, WarnerMedia, Latin America and Xandr.

We analyze our segments based on, among other things, segment contribution, which consists of operating income, excluding acquisition-related costs and other significant items, and equity in net income (loss) of affiliates for investments managed within each segment.

Communications
Our Communications segment consists of our Mobility, Entertainment Group and Business Wireline business units. Fourth-quarter 2018 operating revenues were $37.5 billion, down 4.2 percent versus fourth-quarter 2017, with segment operating contribution of $7.6 billion, up 11.3 percent versus the year-ago quarter. Our adoption of new revenue accounting rules reduced fourth-quarter 2018 revenues by $848 million and increased operating contribution by $561 million. The Communications operating income margin was 20.4 percent, compared to 17.6 percent in the year-earlier quarter.

Mobility
Mobility revenues for the fourth quarter of 2018 were $18.8 billion, down 2.1 percent versus the fourth quarter of 2017, with revenue declines resulting from our election to net USF fees that were partially offset by increased service revenues. Mobility operating expenses totaled $13.3 billion, down 10.6 percent versus the fourth quarter of 2017. The decrease was driven by lower postpaid smartphone volumes and our adoption of new accounting rules that resulted in the netting of USF fees and commission deferrals. Mobility’s operating income margin was 29.1 percent compared to 22.3 percent in the year-ago quarter.

For the quarter ended December 31, 2018, postpaid phone-only ARPU decreased 4.1 percent versus the year-earlier quarter, primarily due to new revenue accounting rules.

Postpaid phone only churn was 1.00 percent, compared to 0.89 percent in the fourth quarter of 2017. Total postpaid churn was 1.24 percent, compared to 1.11 percent in the year-ago quarter.

Entertainment Group
Entertainment Group (Entertainment) revenues for the fourth quarter of 2018 were $12.0 billion, down 4.8 percent versus the year-ago quarter reflecting continued pressure in video revenues from declines in video subscribers, partially offset by higher advertising sales. Our adoption of the new revenue accounting standard, including changes in our USF policy, also pressured revenues in the fourth quarter of 2018. Entertainment operating expenses totaled $11.1 billion, down 3.7 percent versus the fourth quarter of 2017. The decrease was largely driven by commission deferrals resulting from new accounting rules, cost initiatives and lower volumes that were partially offset by content-cost increases and impacts of one less week of NFL SUNDAY TICKET. The Entertainment operating income margin was 6.9 percent compared to 8.0 percent in the year-earlier quarter.

At December 31, 2018, Entertainment revenue connections included:
●
Approximately 24.5 million video connections (including 1.6 million DIRECTV NOW subscribers) at December 31, 2018 compared to 25.2 million at December 31, 2017. During the fourth quarter of 2018, including the impact of losses of 267,000 from DIRECTV NOW, total video subscribers decreased 658,000. DIRECTV NOW net adds included approximately 65,000 on free or substantially free trials.

●
Approximately 14.4 million broadband connections at December 31, 2018 compared to 14.4 million at December 31, 2017. During the fourth quarter, we added 6,000 IP broadband subscribers, for a total of 13.7 million at December 31, 2018. Total broadband subscribers decreased 32,000 in the quarter.

●	Approximately 8.5 million wired voice connections at December 31, 2018 compared to 10.0 million at December 31, 2017. Voice connections include switched access lines and VoIP connections.

Business Wireline
Business Wireline (Business) revenues for the fourth quarter of 2018 were $6.7 billion, down 8.9 percent versus the year-ago quarter reflecting continued declines in legacy service revenues, partially offset by growth in strategic services. Business operating expenses totaled $5.4 billion, down 7.3 percent versus the fourth quarter of 2017. The decrease was largely driven by our adoption of new accounting rules, which included our policy election to record USF fees on a net basis, and cost efficiencies. Business operating income margin was 20.2 percent compared to 21.5 percent in the year-earlier quarter.

During the fourth quarter of 2018, we added 1,000 high-speed internet business subscribers, bringing total business IP broadband to 1.0 million subscribers. Total business broadband had a loss of 13,000 subscribers in the quarter.

WarnerMedia
Our WarnerMedia segment consists of our Turner, Home Box Office and Warner Bros. business units. Fourth-quarter 2018 operating revenues were $9.2 billion, with segment operating contribution of $2.7 billion and an operating income margin of 28.4 percent. Our WarnerMedia segment does not include results from Time Warner operations for the periods prior to our June 14, 2018 acquisition.

Turner
Turner is comprised of the WarnerMedia businesses managed by Turner as well as results from our Regional Sports Networks (RSN).

Turner revenues for the fourth quarter of 2018 were $3.2 billion, compared to $107 million in the fourth quarter of 2017. Revenues during the quarter included $1.8 billion of subscription, $1.1 billion of advertising and $219 million of content and other revenues. Turner operating expenses totaled $1.9 billion, compared to $59 million in the fourth quarter of 2017. Turner’s operating income margin was 40.2 percent compared to 44.9 percent in the year-ago quarter. The increases were predominantly due to our June 2018 acquisition of Time Warner.

Home Box Office (HBO)
HBO revenues for the fourth quarter of 2018 were $1.7 billion and included $1.4 billion of subscription and $259 million of content and other revenues. HBO operating expenses totaled $1.1 billion and the operating income margin was 37.2 percent. All results were due to our June 2018 acquisition of Time Warner.

Warner Bros.
Warner Bros. revenues for the fourth quarter of 2018 were $4.5 billion and included revenues of $2.1 billion from theatrical product, $1.8 billion from television product and $564 million from video games and other. Warner Bros. operating expenses totaled $3.7 billion, and the operating income margin was 18.1 percent. All results were due to our June 2018 acquisition of Time Warner.

Latin America
Our Latin America segment consists of our Vrio and Mexico business units and is subject to foreign currency fluctuations. Fourth-quarter 2018 operating revenues were $1.8 billion, down 16.8 percent versus the prior year, with segment operating contribution of $(248) million, down $239 million versus fourth-quarter 2017. The Latin America operating income margin was (14.0) percent, compared to (1.5) percent in the year-earlier quarter.

Vrio
Video service revenues were $1.1 billion, down 22.8 percent versus the prior year, primarily resulting from foreign exchange pressure partially offset by pricing increases driven by macroeconomic conditions. Operating expenses were $1.0 billion, down 18.9 percent and Vrio’s operating income margin was 5.2 percent, compared to 9.7 percent in the year-earlier quarter.

We had approximately 13.8 million Latin America video connections at December 31, 2018 compared to 13.6 million at December 31, 2017. During the fourth quarter of 2018, video net adds were 198,000.

Mexico
Wireless revenues were $769 million, down 6.7 percent when compared to the fourth quarter of 2017. Decreased revenues were largely due to competitive pricing, the shutdown of a wholesale business in the fourth-quarter of 2017 and our adoption of the new revenue accounting standard, partially offset by gains in equipment revenues. Operating expenses were $1.1 billion, up 9.1 percent and Mexico’s operating income margin was (40.8) percent, compared to (20.5) percent in the year-earlier quarter.

We had approximately 18.3 million Mexican wireless subscribers at December 31, 2018 compared to 15.1 million at December 31, 2017. During the fourth quarter of 2018, we had branded net adds of 977,000 (prepaid net adds were 994,000 and postpaid net adds were a loss of 17,000).

Xandr
Our Xandr segment provides advertising services utilizing data insights to develop higher-value targeted advertising. Certain revenues in this segment are also reported by the Communications segment and are eliminated upon consolidation. Fourth-quarter 2018 operating revenues were $566 million, up 48.6 percent versus the prior year, reflecting the acquisition of AppNexus. Xandr segment operating contribution was $381 million, up 15.8% versus fourth-quarter 2017. The Xandr segment operating income margin was 67.3 percent, compared to 86.4 percent in the year-earlier quarter.

Supplemental Discussions
As a supplemental discussion of our operating results, for comparison purposes, we are providing (1) our AT&T Business Solutions results which include both wireless and wireline operations and (2) a combined view of reported advertising revenues across all segments of AT&T. A reconciliation of the non-GAAP numbers in this supplemental discussion is attached as exhibit 99.2 hereto.

AT&T Business Solutions
Revenues from AT&T Business Solutions for the fourth quarter of 2018 were $9.4 billion, down 5.2 percent versus the year-ago quarter driven by our adoption of the new revenue accounting standard, which included changes in our USF policy, and declines in our legacy services. Partially offsetting the decreases were higher wireless revenues and growth in strategic services. Operating expenses totaled $7.4 billion, down 5.4 percent versus the fourth quarter of 2017, largely due to commission deferrals resulting from new accounting rules and increased cost efficiencies, partially offset by wireless sales costs. AT&T Business Solutions operating income margin was 21.1 percent, compared to 21.0 percent in the year-earlier quarter.

AT&T Advertising Revenues
Total AT&T Advertising revenues for the fourth quarter of 2018 were $1.9 billion compared to $437 million in the year-ago quarter, with the increase primarily driven by our acquisition of Time Warner, primarily from Turner.

Supplemental Segment Results
As a supplemental presentation of our operating results, we are providing certain segment and business unit results under the comparative historical accounting method prior to our adoption of Financial Accounting Standards Board Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” as modified (ASC 606), which is included in Exhibit 99.1 hereto.

2019 Guidance
We expect that our total capital investment, which consists of capital expenditures plus potential vendor financing payments, will be in the $23.0 billion range, excluding expected FirstNet reimbursement in the $1.0 billion range and potential vendor financing. We expect low-single digit adjusted earnings per share growth. Our guidance excludes adjusting items. Adjustments include merger-related adjusted amortization in the range of $7.5 billion, a non-cash mark-to-market benefit plan gain/loss, merger integration and other adjustments. We expect the mark-to-market adjustment, which is driven by interest rates and investment returns that are not reasonably estimable at this time, to be a significant item. Our adjusted EPS estimate depend on future levels of revenues and expenses which are not reasonably estimable at this time. Accordingly, we cannot provide a reconciliation between forecasted adjusted diluted EPS and reported diluted EPS without unreasonable effort.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

99.2  Discussion and reconciliation of non-GAAP measures.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 30, 2019	By:/s/ Debra L. Dial Debra L. Dial Senior Vice President and Controller